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Exhibit 99.1

Financial Update by CFO

March 1, 2002

        Overall, the business scenario for Ultratech Stepper remains essentially unchanged from management's comments in the 4Q01 earnings teleconference. Although we are too early into the quarter to have concrete visibility, it appears that the order pushout and cancellation rate is starting to improve. In addition, our customers are telling us that they are ramping up their fabs and increasing utilization rates. Quote and order activity is starting to increase. Operationally, the Company remains focused on executing the previously announced plans to lessen expenses and drop the operating income breakeven point. The financial and market outlook and goals for the Company for 1Q02 and 2002 remain the same as stated in the 4Q01 earnings teleconference comments.

Safe Harbor Statement

        The statements contained herein are considered forward-looking statements that involve numerous risks and uncertainties, including a high degree of non-linearity of the Company's system shipments and system acceptances. Due to the high average selling prices of the Company's systems, the loss of even a single planned revenue event would materially adversely impact the Company's results of operations. Additional risks and uncertainties include cyclicality in the semiconductor and microsystems markets, delays, deferrals and cancellations of orders by customers, pricing pressures, competition, lengthy sales cycles for the Company's systems, ability to volume produce systems and meet customer requirements, the mix of products sold, dependence on new product introductions and commercial success of any new products, integration and development of the Verdant operation, manufacturing inefficiencies and absorption levels, risks associated with introducing new technologies, inventory obsolescence, economic and political conditions in Asia, delays in collecting accounts receivable, extended payment terms, changes in technologies and the effects of the California power shortage. Such risks and uncertainties are described in the Company's SEC reports including the Company's Annual Report on Form 10-K filed as of December 31, 2000 and form 10-Q filed as of September 30, 2001.

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  Exhibit 99.1
Financial Update by CFO March 1, 2002